SUBADVISORY AGREEMENT

          Legg Mason Partners Investment Funds, Inc.--
    Legg Mason Partners Multiple Discipline Funds All Cap and
                          International

Causeway Capital Management LLC
11111 Santa Monica Boulevard
Suite 1550
Los Angeles, CA 90025

Dear Ladies and Gentlemen:

     THIS AGREEMENT is made this 1st day of August, 2006 between Legg Mason Partners Fund Advisor, LLC (the "Manager"), a limited liability company organized under the laws of the State of Delaware, and Causeway Capital Management LLC (the "Subadviser"), a limited liability company organized under the laws of the State of Delaware.

     WHEREAS, the Manager represents that it is registered under the Investment Advisers Act of 1940, as amended (the "Advisers
Act"), as an investment adviser and engages in the business of acting as an investment adviser;

     WHEREAS, the Manager has entered into an investment management agreement dated as of August 1, 2006 (the "Investment Management Agreement") with Legg Mason Partners Investment Funds, Inc. (f/k/a Smith Barney Investment Funds Inc.) (the "Company"), an open-end management investment company registered under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the "1940 Act"), pursuant to which the Manager shall act as manager to the Legg Mason Partners Multiple Discipline Funds All Cap and International (f/k/a Smith Barney Multiple Discipline Funds-All Cap and International Fund) (the "Fund") and is authorized to appoint subadvisers to provide investment advisory services to the Fund in the manner set forth herein;

     WHEREAS, the Subadviser represents that it is registered under the Advisers Act as an investment adviser and engages in the business of acting as an investment adviser;

     WHEREAS, the Board of Directors of the Company (the "Board") and the Manager wish to engage the Subadviser to provide certain investment advisory services for the Fund, and the Subadviser is willing to provide such investment advisory services for the Fund on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.   Appointment

     The Company and the Manager desire to employ and hereby appoint the Subadviser to determine the securities and other investments to be purchased, held or sold for that portion of the Fund's assets allocated to the International Segment of the Fund (hereinafter referred to as the "International Segment") subject to (i) the oversight of the Board and the Manager, (ii) the portfolio implementation and coordination services of the Manager described in paragraph 2(xii) of this Agreement and (iii) the other terms and conditions of this Agreement. The Subadviser will be an independent contractor and will have no authority to act for or represent the Company or the Manager in any way or otherwise be deemed an agent of the Company or the Manager except as expressly authorized in this Agreement or another writing by the Company, the Manager and the Subadviser. The Subadviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

     The Subadviser may cease accepting additional assets in the International Segment upon notice to the Company and the Manager of at least six months, or such longer period as may be necessary for the Manager and the Board to select, and recommend to Fund shareholders, a new subadviser who will accept management responsibility for additional assets in the International Segment and for Fund shareholders to approve a new sub-advisory agreement with such subadviser; provided, that such period may be reduced if necessary in the best interests of shareholders of the Fund.

     2.   Services as Subadviser

     (i) The Subadviser shall provide a model portfolio for the International Segment, containing the securities, investments or other assets to be purchased, held or sold and the weightings thereof in the International Segment. The model portfolio provided by the Subadviser will comply with the Fund's investment objectives and policies as stated in the Fund's current Prospectus and Statement of Additional Information (the "Statement"). The Subadviser will be deemed to have instructed the Manager to invest the Fund's assets in the International Segment in accordance with the Subadviser's model.

     The Subadviser employs professional portfolio managers and securities analysts who will provide investment advisory and research services to the International Segment. The Subadviser shall make available certain of its personnel, including, but not limited to, portfolio managers, investment analysts and research staff, for periodic presentations to and/or consultations with the Manager or its designees (e.g., quarterly conference calls) and the Board regarding its investment instructions given pursuant to this paragraph 2(i), advice and investment style as well as discussions involving general market commentary and extraordinary market events and such additional services as may be agreed upon by the Manager and the Subadviser from time to time. The Subadviser agrees to review the International Segment and discuss the management of the International Segment with the Manager and the Board at such times as may be reasonably requested by the Manager or the Board. The Subadviser will meet with third parties at the request of the Manager at such times as the Subadviser and the Manager may agree in writing from time to time.

     The Manager shall furnish the Subadviser reports concerning holdings and cash daily and transactions and performance of the International Segment at such times and in such form as may be mutually agreed upon.

   (ii) Unless and until otherwise directed by the Manager or the Board, the Subadviser shall not be obligated to and shall have no authority to render any advice or take any action with respect to legal proceedings with respect to portfolio securities or other investments held by the International Segment. Unless and until otherwise directed by the Manager or the Board, the Subadviser will be responsible for directing the Manager to vote proxies and to take action with respect to corporate action elections for proxies and corporate action information communicated by the Manager to the Subadviser with respect to the securities held in the International Segment.

   (iii) The Subadviser shall maintain and preserve such records related to the International Segment's transactions as required under the Advisers Act and the 1940 Act as applicable. The Manager shall maintain and preserve all books and other records relating to the Fund as required under the 1940 Act. The Subadviser shall timely furnish to the Manager all information relating to the Subadviser's services hereunder reasonably requested by the Manager to keep and preserve the books and records of the Fund. The Subadviser shall also furnish to the Manager any other information relating to the assets of the Fund that is required to be filed by the Manager or the Company with the Securities and Exchange Commission ("SEC") or sent to shareholders under the 1940 Act and the rules thereunder. The Subadviser agrees to surrender promptly to the Company copies of any records that it maintains for the Fund.

     (iv) The Subadviser has adopted and implemented and shall maintain written policies and procedures with respect to its services pursuant to this Agreement that are reasonably designed to prevent violation of the Federal Securities Laws (as defined by Rule 38a-1 under the 1940 Act) and the Advisers Act and the rules thereunder as required by Rule 206(4)-7 under the Advisers Act.

     (v) The Subadviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, which it has provided to the Company. The Subadviser has provided a certification to the Board that it has adopted procedures reasonably necessary to prevent Access Persons (as such term is defined in Rule 17j-1) from violating the Subadviser's Code of Ethics. The Subadviser has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information by the Subadviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988.

     (vi) When providing investment instructions with respect to securities or other assets for the International Segment with any adviser to any other fund under common control with the Fund, the Subadviser or any of its affiliated persons will not consult (other than for purposes of complying with Rule 12d3-1(a) and (b) under the 1940 Act) with such other adviser.

     (vii) The Subadviser will provide reasonable assistance to the Company's Pricing Committee and the Manager's Valuation Committee in determining or confirming, consistent with the procedures and policies stated in the Fund's Prospectus and Statement, the value of any portfolio securities or other assets of the Fund for which the Company's Pricing Committee or the Manager's Valuation Committee seek assistance from or identify for review by the Subadviser, and will use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Subadviser for each security or other investment/asset in the International Segment for which market prices are not readily available;

     (viii) The Subadviser will cooperate with and provide reasonable assistance to the Manager, the Fund's custodian and foreign custodians, the Company's transfer agent and all other agents and representatives of the Company and the Manager, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Company and the Manager, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

     (ix) The Subadviser will review written communications to Fund shareholders relating to the International Segment and the Subadviser's services hereunder, including shareholder reports.

     (x) The Subadviser agrees that at least annually it shall prepare and furnish to the Manager and the Board a dispersion analysis, in a format acceptable to the Manager and the Board, comparing the performance of the International Segment with the performance of the other accounts managed by the Subadviser that follow substantially similar investment objectives, restrictions and strategies, including discretionary investment management accounts.

     (xi) In furnishing services hereunder, the Subadviser shall be subject to, and shall perform in accordance with, the following: (a) the Company's Charter, as the same may be hereafter modified and/or amended from time to time (the "Charter"); (b) the Company's By-Laws, as the same may be hereafter modified and/or amended from time to time (the "By-Laws"); (c) the currently effective Prospectus and Statement as filed with the SEC and delivered to the Subadviser, as the same may hereafter be modified, amended and/or supplemented; (d) the 1940 Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Company and the Fund; (e) the Company's compliance procedures and other policies and procedures adopted from time to time by the Board; and (f) the written instructions of the Manager that do not conflict with the terms hereof. Prior to the commencement of the Subadviser's services hereunder, the Manager shall provide the Subadviser with current copies of the Charter, By-Laws, Prospectus and Statement, compliance procedures and other relevant policies and procedures that are adopted by the Board. The Manager undertakes to provide the Subadviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document. The Subadviser agrees to review the Prospectus and the Statement as filed with the SEC and at least annually thereafter to assure that the description therein of the investment policies and strategies followed by the Subadviser in providing services hereunder for the International Segment is consistent with the policies and strategies the Subadviser uses or intends to use upon the Manager's request, which request shall be inferred by the delivery of the Prospectus and Statement by the Manager to the Subadviser, and the Manager agrees to provide a reasonable time period for the Subadviser's review.

     (xii) The Manager, and not the Subadviser, shall select brokers and dealers and place all purchase and sale orders for portfolio transactions on behalf of the Fund in its discretion. In executing transactions for the Fund, selecting brokers or dealers (including, if permitted by applicable law, Citigroup Global Markets Inc.) and negotiating any brokerage commission rates, the Manager will use its best efforts to seek the best overall terms available. The Subadviser shall cooperate with the Manager with respect to the Manager's provision of portfolio implementation and coordination services for the International Segment, including implementation by the Manager of instructions furnished to the Manager by the Subadviser concerning the securities to be purchased, held or sold for the International Segment.

     (xiii) The Company understands that the Subadviser now acts, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as investment manager or adviser to other investment companies, including any offshore entities, or accounts, and the Company has no objection to the Subadviser's so acting, provided that whenever the Fund and one or more other investment companies or accounts managed or advised by the Subadviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company and account. The Company recognizes that in some cases this procedure may adversely affect the size of the position or the prices obtainable for the Fund. The Subadviser agrees that its trading procedures will, in the good faith belief of the Subadviser, be fair and equitable for the Fund and the Subadviser's other clients; however, the Manager and the Company recognize that from time to time the Subadviser may place trades with broker-dealers for other clients that will be executed ahead of investment instructions sent to the Manager. In addition, the Company understands that the persons employed by the Subadviser to assist in the performance of the Subadviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Subadviser or any affiliated person of the Subadviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

     3.   Information Provided to the Company and the Manager

     The Subadviser shall supply all relevant information to the Board as the Board may request to enable the Board to review this Agreement consistent with Sections 15 and 36 of the 1940 Act, including information about the profitability to the Subadviser of providing services to the Fund pursuant to this Agreement.

     4.   Compensation

     In consideration of the services rendered pursuant to this Agreement, the Manager shall pay to the Subadviser out of the management fee it receives from the Fund, and only to the extent thereof, an annual fee calculated according to the following schedule, such fee to be calculated daily and paid monthly on the average daily net assets of the International Segment:


     Average Daily Net Assets of the        Rate of
Fund                                         Fee

     Up to $1 billion                            0.40     %
     In excess of $1 billion up to              0.375     %
$2 billion
     In excess of $2 billion up to               0.35     %
$5 billion
     In excess of $5 billion up to              0.325     %
$10 billion
     In excess of $10 billion                    0.30     %

     The Subadviser shall have no right to obtain compensation directly from the Company for services provided hereunder and agrees to look solely to the Manager for payment of fees due. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Subadviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement. The Manager shall pay fees monthly in arrears and shall provide to the Subadviser documentation acceptable to the Subadviser supporting its calculation.

     5.   Expenses

     The Subadviser shall bear all expenses (excluding brokerage costs, custodian fees, fees of independent registered public accounting firms or other expenses to be borne by the Fund or the Company) in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees and administration fees; sub-advisory fees (other than sub-advisory fees paid pursuant to this Agreement); fees for necessary professional and brokerage services; costs relating to local administration of securities; fees for any pricing service; the costs of regulatory compliance; and pro rata costs associated with maintaining the Company's legal existence and shareholder relations. All other expenses not specifically assumed by the Subadviser hereunder or by the Manager under the Investment Management Agreement are borne by the Fund or the Company.

     6.   Standard of Care

     The Subadviser shall exercise its best judgment and shall act in good faith in rendering the services listed in paragraphs 2 and 3 above. The Subadviser shall not be liable for (i) any breach by the Manager of any representation or warranty or material provision of this Agreement, (ii) the Manager's or the Fund's violation of any applicable law or regulation, unless such violation was the result of actions taken or not taken by the Subadviser or information provided by the Subadviser, (iii) any actual or alleged material misstatement or omission in the Prospectus, the Statement, proxy statements or other communications to current or prospective investors, unless the misstatement or omission relates to the Subadviser or services to be provided by the Subadviser, including the investment strategies and policies to be followed by the Subadviser, and is based on information furnished by the Subadviser, (iv) the offer and sale of shares of common stock of the Fund, including without limitation actual or alleged noncompliance with customer suitability, customer identification or anti-money laundering laws or regulations, except that the foregoing shall not apply to liability arising from statements made or documents delivered by the Subadviser in its provision of assistance to the Fund or the Fund's distributors in their efforts to sell shares of the Fund or (v) any error of judgment or mistake of law or any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Subadviser against any liability to the Manager, the Company or to the shareholders of the Fund to which the Subadviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Subadviser's reckless disregard of its obligations and duties under this Agreement. The U.S. securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights that the Fund may have under any U.S. securities laws.

     7.   Term of Agreement

     This Agreement shall become effective as of the day and year first above written (the "Effective Date") and shall continue for an initial term ending on November 30, 2007, and shall continue thereafter so long as such continuance is specifically approved at least annually as required by the 1940 Act. This Agreement is terminable, without penalty, (i) on 180 days' written notice by the Manager, unless there has been a material breach of any of the provisions of this Agreement by the Subadviser, in which case this Agreement is terminable on 60 days' written notice by the Manager, (ii) on 60 days' written notice by the Board or by vote of holders of a majority of the outstanding voting securities of the Fund, or (iii) upon 60 days' written notice by the Subadviser. This Agreement will also terminate automatically in the event of its assignment.

     8.   Representations

     (i) Each of the parties hereto represents that the Agreement has been duly authorized, executed and delivered by all required corporate action.

     (ii) The Subadviser has provided the Company and the Manager with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and will furnish a copy of all amendments to the Manager at least annually.

     (iii) The Subadviser agrees to maintain for the term of this Agreement and provide evidence thereof to the Company or the Manager a blanket bond and professional liability (error and omissions) insurance in an amount reasonably acceptable to the Manager.

     (iv) The Subadviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Company, the Fund, the Manager or any of their respective affiliated persons in offering, marketing or other promotional materials without the express written consent of the Manager, except as required by rule, regulation or upon the request of a governmental authority. The Subadviser agrees to give the Manager for its review, in advance of use, the form of any marketing material in which the Subadviser proposes to include the Manager's name in its list of clients.

     (v) The Subadviser agrees to promptly notify the Manager and the Company in writing of the occurrence of any event which could have a material impact on the performance of its duties under this Agreement, including but not limited to (a) the occurrence of any event that could disqualify the Subadviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (b) any material change in the Subadviser's business activities that could have a material impact on the performance of its duties under this Agreement; (c) any event that would constitute a change in control of the Subadviser; (d) any change in the portfolio manager or portfolio management team of the International Segment; (e) the existence of any pending or threatened audit, investigation, examination, complaint or other inquiry (other than routine audits or regulatory examinations or inspections) relating to the Subadviser's services to the Fund; and (f) any material violation of the Subadviser's code of ethics.

     (vi) The Manager shall comply with all federal and state laws and regulations regarding the offer and sale of shares of common stock of the Fund, including without limitation customer suitability, customer identification and anti-money laundering rules, to which the Manager, the Fund and their agents are subject.

     9.   Confidentiality of Portfolio Information.

     The Subadviser may release portfolio holdings information with respect to the Fund only (i) with the prior written consent of the Manager; provided, that the Subadviser may, without such prior written consent, disclose portfolio holdings information to the Manager, the Board, officers, custodian, administrator, accounting and pricing agents and portfolio analytics systems providers, legal advisers, compliance personnel, auditors and brokers (the "Interested Parties") solely in connection with the performance of its advisory duties for the Fund, or if required or requested by any regulatory authority with jurisdiction, judicial or administrative process or otherwise by applicable law or regulation; and (ii) if the release of the portfolio holdings information is in conformity with the disclosures set forth in the Fund's currently effective registration statement. The Subadviser agrees that arrangements to release the Fund's portfolio holdings information to persons or vendors other than Interested Parties or governmental or regulatory authorities must be in the form of a written agreement between the Subadviser and such third party, which must represent that it will have policies and procedures in place to protect the Fund's portfolio holdings information.

     The Manager agrees that it will treat confidentially all information provided by the Subadviser hereunder regarding the Subadviser's investment advice and recommendations and business and operations. All confidential information provided by the Subadviser shall be used only in accordance with applicable law and shall not be disclosed to any third party without the prior consent of the Subadviser except as it is relevant to the services performed under this Agreement. The foregoing shall not apply to any information that is public when provided or thereafter becomes public or which is required or requested to be disclosed by any regulatory authority with jurisdiction, by judicial or administrative process or otherwise by applicable law or regulation.

     10. Notices

     Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other parties at such address as such other parties may designate for the receipt of such notice. Until further notice to the other parties, it is agreed that the address of each party is as follows:

     (a)  To the Manager:

          Legg Mason Partners Fund Advisor, LLC
          399 Park Avenue 4th Floor
          New York, New York 10022

     (b)  To the Subadviser:

          Causeway Capital Management LLC
          11111 Santa Monica Boulevard
          Suite 1550
          Los Angeles, CA 90025
          Attn: Turner Swan

     11.  Governing Law

     This Agreement is being made pursuant to, and shall be construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of laws.

     12.  Interpretation and Definition of Terms

     Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "assignment" and "affiliated person," as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
     If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.



Very truly yours,

LEGG MASON PARTNERS FUND
ADVISOR, LLC

By:
Name:
Title:


Accepted:

CAUSEWAY CAPITAL MANAGEMENT LLC

By:
Name:
Title: